Filed Pursuant to Rule 433

Registration No. 333-134553

Lehman Brothers Holdings Inc.

6.00% Notes due July 19, 2012

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1 (Moody’s)/A+ (S&P)/AA- (Fitch)
Principal Amount:	$1,500,000,000
Security Type:	Senior Medium Term Notes
Legal Format:	SEC Registered
Settlement Date:	July 19, 2007 (T+5)
Maturity Date:	July 19, 2012
Issue Price:	99.898%
Coupon:	6.00%
Benchmark Treasury:	4.875% due June 30, 2012
Spread to Benchmark Treasury:	Plus 100 basis points (1.00%)
Treasury Strike:	99.351563%
All-in Yield:	6.024%
Interest Payment Dates:	Semi-annually on July 19th and January 19th commencing on
January 19, 2008
Denominations:	$1,000
CUSIP:	52517P4C2
Underwriters:	Lehman Brothers (90%) (bookrunner)
Calyon Securities (USA) Inc. (2%)
ING Financial Markets LLC (2%)
Mellon Financial Markets, LLC (2%)
Scotia Capital (USA) Inc. (2%)
Williams Capital Group, L.P. (2%)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.